EXHIBIT 99



FROM:    BALLY TOTAL FITNESS HOLDING CORPORATION
         8700 West Bryn Mawr Avenue
         Chicago, IL 60631

         MWW/Strategic Communications, Inc.
         Public Relations - Tel. (201) 507-9500
         Contact:    Carreen Winters - Email: cwinters@mww.com
                     Michael W. Kempner - Email: mkempner@mww.com

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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


            BALLY TOTAL FITNESS ANNOUNCES SECOND QUARTER 1997 RESULTS

      Chicago, July 30, 1997 - Bally Total Fitness Holding Corporation (Nasdaq National Market: BFIT) today announced results for the quarter ended June 30, 1997. Revenues for the quarter improved by 2% over the 1996 quarter growing to $162.0 million. Operating income before depreciation and amortization ("EBITDA") increased 1% to $18.4 million for the second quarter of 1997. EBITDA, excluding changes in deferred revenues and related costs, was $15.4 million compared to $8.7 million for the 1996 quarter, a 77% increase. Operating income for the 1997 period, excluding a $3.4 million charge (principally non-recurring amortization) related to restricted stock awards issued upon the 1996 spin-off of the Company, was $6.7 million, an increase of 60%. Net loss for the 1997 quarter, including the aforementioned charge for stock awards, improved to $7.3 million ($.59 per share) from $7.9 million ($.65 per share) in 1996.
      For the six months ended June 30, 1997, revenues increased 2% to $330.5 million. EBITDA improved 18% to $37.7 million for the first six months of 1997. EBITDA, excluding changes in deferred revenues and related costs, was $40.1 million for the 1997 period compared to $23.6 million in 1996, a 70% increase. Operating income for the 1997 period, excluding the charge for restricted stock awards, increased to $13.0 million from $4.3 million last year. Net loss for first half of 1997 improved to $13.0 million ($1.06 per share) from $19.9 million ($1.63 per share) in 1996 despite the $3.4 million stock awards charge.
      Bally Total Fitness is the largest, and only nationwide, commercial operator of fitness centers in the United States with approximately four million members and 320 facilities in 27 states and Canada.

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                                -table follows-

                    BALLY TOTAL FITNESS HOLDING CORPORATION
                        CONSOLIDATED OPERATING SUMMARY
                                  (UNAUDITED)



                                                     Three months ended June 30
                                                     --------------------------
                                                             1997          1996
                                                     ------------  ------------
                                                                  (as restated)

Revenues:
  Initial membership fees originated................ $ 94,541,000  $ 92,856,000
  Dues collected....................................   49,069,000    42,226,000
  Change in deferred revenues.......................    4,720,000    10,907,000
  Finance charges and other.........................   13,624,000    12,963,000
                                                     ------------  ------------
                                                     $161,954,000  $158,952,000

Operating income before depreciation and
  amortization ("EBITDA")........................... $ 18,351,000  $ 18,208,000
Operating income.................................... $  3,344,000  $  4,212,000
Net loss............................................ $ (7,300,000) $ (7,938,000)
Net loss per common share........................... $       (.59) $       (.65)
Average common shares outstanding ..................   12,314,465    12,170,161


                                                       Six months ended June 30
                                                     --------------------------
                                                             1997          1996
                                                     ------------  ------------
                                                                  (as restated)

Revenues:
  Initial membership fees originated................ $207,584,000  $201,191,000
  Dues collected....................................   96,857,000    85,642,000
  Change in deferred revenues.......................     (945,000)   10,159,000
  Finance charges and other.........................   26,991,000    25,852,000
                                                     ------------  ------------
                                                     $330,487,000  $322,844,000

Operating income before depreciation and
  amortization ("EBITDA")........................... $ 37,715,000  $ 31,927,000
Operating income.................................... $  9,643,000  $  4,255,000
Net loss............................................ $(12,980,000) $(19,894,000)
Net loss per common share........................... $      (1.06) $      (1.63)
Average common shares outstanding...................   12,296,896    12,170,161


NOTES:
A. The financial data presented above for the 1996 periods have been restated to reflect a change in the Company's method of recognizing membership revenue. The Company was an indirect wholly owned subsidiary of Bally Entertainment Corporation ("Entertainment") until Entertainment spun-off the Company to its stockholders on January 9, 1996.

B. Excluding the non-cash effects of changes in deferred revenues and related deferred membership origination costs, EBITDA for the three and six months ended June 30, 1997 was $15.4 million and $40.1 million compared to $8.7 million and $23.6 million for the 1996 periods, increases of $6.7 million (77%) and $16.5 million (70%), respectively.